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                                                                     Exhibit 3.1
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                  JOYSTAR, INC.
                            A CALIFORNIA CORPORATION


         The undersigned certify that:

         1. They are the president and the secretary, respectively, of JOYSTAR, INC., a California corporation.

         2. Article One of the Articles of Incorporation of this Corporation is amended to read as follows:

     ONE: The name of this Corporation is: TRAVELSTAR, INC.

         3. Article Six of the Articles of Incorporation of this Corporation is amended to read as follows:

     SIX: The aggregate number of shares which the Corporation shall have the authority to issue is TWO HUNDERED TEN MILLION (210,000,000) shares of which stock TWO HUNDRED MILLION (200,000,000) shares at no par value per share shall be common stock and of which TEN MILLION (10,000,000) shares at a nondesignated par value per share, shall be preferred stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

         The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

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          (e)  Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         5. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation entitled to vote with respect to this amendment was 48,928,974. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 19, 2007

                                            ____________________________________
                                            William M. Alverson, President


                                            ____________________________________
                                            Katherine T. West, Secretary


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